Exhibit 10.99

SECOND AMENDED AND RESTATED PROMISSORY NOTE

U.S. $30,000,000	As of February 27, 2015

FOR VALUE RECEIVED, FIRST FOUNDATION INC., a California corporation, having an address at 18101 Von Karman Ave., Suite 700, Irvine, California 92612 (“Maker”), hereby promises to pay to the order of NEXBANK SSB (“Payee”), at its address at 2515 McKinney Avenue, Suite 1100, Dallas, Texas 75201 or such other address as it may designate in writing, the principal sum of THIRTY MILLION DOLLARS and NO/100 ($30,000,000), or, if less, the unpaid principal amount of the Loan, and interest from the date hereof on the balance of principal from time to time outstanding, in United States currency, at the rates and at the times hereinafter described.

On April 19, 2013 Maker executed and delivered to Payee a Promissory Note in the original principal amount of $7,500,000 (the “Original Note”) to evidence the making of a term loan by Payee to Maker in that amount (the “Term Loan”) pursuant to that certain Loan Agreement also dated as of April 19, 2013, (the “Term Loan Agreement”) between Payee, as Lender, and Maker, as Borrower. On March 25, 2014 Maker and Payee entered into a First Amendment to Loan Agreement (the “First Amendment Agreement”),which provided for a $15,000,000 increase in the amount of the Term Loan then outstanding to $21,875,000. In connection therewith, Maker executed and delivered to Payee a First Amended and Restated Promissory Note dated as of March 25, 2014 in the principal amount of $21,875,000 (the “First Amended and Restated Note”), superseding, in its entirety, the Original Note which thereupon ceased to be of any further force or effect.

On the date hereof, the remaining outstanding principal balance of the Original Loan is $19,687,500. Concurrently herewith Maker and Payee are entering into a Second Amendment to Loan Agreement (the “Second Amendment”), which provides for an increase in that principal amount of the term loan to $30,000,000. Pursuant to the Second Amendment and concurrently herewith Payee is disbursing to Maker additional loan proceeds of $10,312,500 (the “Additional Loan Amount”) as a result of which the aggregate principal amount of the Term Loan has increased to $30,000,000 and Maker is executing and delivering this Second Amended and Restated Promissory Note (this “Note”) to evidence such indebtedness of Maker to Payee.

Payment of this Note is governed by the Term Loan Agreement, as amended by the First Amendment Agreement and as further amended by the Second Amendment (which, as so amended or restated, shall be referred to in this Note as the “Loan Agreement”), and the terms thereof are incorporated herein by express reference as if fully set forth herein. In the event of any conflict between any of the terms and provisions of this Note and the terms or provisions of the Loan Agreement, the terms and provisions of the Loan Agreement shall control. Capitalized terms used and not otherwise defined herein shall have the respective meanings given to them in the Loan Agreement, unless otherwise defined herein or the context in which such terms are used in this Note indicates otherwise.

1. Principal and Interest.

(a) The maximum aggregate principal amount of this Note shall not exceed THIRTY MILLION DOLLARS ($30,000,000). No principal amount repaid may be reborrowed. All principal, interest and other sums due under this Note shall be due and payable in full on the Maturity Date, to the extent not previously paid.

(b) Subject to Section 1(c) below, the unpaid principal amount of this Note from time to time outstanding shall bear interest at the Note Rate, unless the Default Rate becomes applicable. Interest shall be calculated for the actual number of days elapsed on the basis of a 365-day year, including the first date of the applicable period to, but not including, the date of repayment. The Loan shall bear interest at the Default Rate upon the occurrence and during the continuance of an Event of Default; provided, however, that, upon the cure or other cessation of the Event of Default, interest shall thereafter accrue at the Note Rate.

(c) Principal shall be paid in monthly installments, each in the amount of two hundred fifty thousand dollars($250,000), plus accrued but unpaid interest, commencing on April 1, 2015 and continuing on each Payment Date thereafter, until the Maturity Date or, if the Maturity Date of this Note is accelerated to any earlier date by Lender pursuant to Section 16.1(a) of the Loan Agreement, then until such earlier date, when the principal amount of this Note then outstanding, and all accrued but unpaid interest thereon shall be due and payable in full. All payments

(whether of principal or of interest) shall be deemed credited to Borrower’s account only if received by 2:00 p.m. Dallas time on a Business Day; otherwise, such payment shall be deemed received on the next Business Day.

(d) Notwithstanding anything in this Note to the contrary, Maker shall have the right, in its sole discretion, to prepay the unpaid principal balance of this Note at any time in whole or from time to time in part, without penalty, premium or other charge whatsoever, and on the terms and conditions set forth in Section 4.4 of the Loan Agreement.

2. Maximum Lawful Rate. It is the intent of Maker and Payee to conform to and contract in strict compliance with applicable usury law from time to time in effect. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the rate of interest taken, reserved, contacted for, charged or received under this Note and the other Loan Documents exceed the highest lawful interest rate permitted under applicable law. If Lender shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the highest lawful interest rate permitted under applicable law, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on this Note in the inverse order of its maturity and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal. All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of the Loan so that the amount of interest on account of such obligation does not exceed the maximum permitted by applicable law. As used in this Section, the term “applicable law” shall mean the laws of the State of Texas or the federal laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

3. Monthly Payments. Subject to any applicable grace periods set forth in the Loan Agreement, all payments on account of the indebtedness evidenced by this Note shall be made to Payee not later than 2:00 p.m. Dallas, Texas time on the day when due, or if such day is other than a Business Day, then on the next succeeding Business Day, in lawful money of the United States and shall be first applied to the payment of late charges, costs of collection or enforcement and other similar amounts due, if any, under this Note as and to the extent provided in the Loan Agreement, then to accrued but unpaid interest payable hereunder and the remainder to reduce the principal amount of this Note then outstanding.

4. Maturity Date. The indebtedness evidenced hereby shall mature on the Maturity Date, or if the Maturity Date of this Note is accelerated to any earlier date by Lender pursuant to Section 16.1(a) of the Loan Agreement, then on such earlier date. On the Maturity Date, or such earlier date, as the case may be, the entire outstanding principal balance hereof, together with accrued and unpaid interest and all other sums evidenced by this Note, shall, if not sooner paid, become due and payable.

5. General Provisions.

(a) In the event (i) the principal balance hereof is not paid when due, whether on the Maturity Date or such earlier date, if any, to which the Maturity Date may be accelerated pursuant to Section 16.1 of the Loan Agreement (as the case may be), or (ii) an Event of Default occurs, then the principal balance hereof shall thereafter bear interest at the Default Rate until such date, if any, on which the Event of Default is cured or otherwise ceases, at which time any remaining principal balance shall again bear interest at the Note Rate. In addition, for any installment (exclusive of the payment due upon the Maturity Date) which is not paid by the tenth (10th) day following the Payment Date on which it is due, a late charge equal to five percent (5%) of the amount of such installment shall be due and payable to the holder of this Note on demand to cover the extra expense involved in handling delinquent payments.

(b) Maker agrees that the obligation evidenced by this Note is an exempt transaction under the Truth-in-Lending Act, 15 U.S.C. § 1601, et seq.

(c) This Note and all provisions hereof shall be binding upon Maker and all persons claiming under or through Maker, and shall inure to the benefit of Payee, together with its successors and Permitted Assigns.

(d) Time is of the essence as to all dates set forth herein.

(e) To the fullest extent permitted by applicable law, except as may be agreed in writing by Payee or as may be set forth to the contrary in the Loan Agreement or the other Loan Documents, Maker’s liability shall not be in any manner affected by any indulgence, extension of time, or renewal, granted or consented to by Payee.

(f) To the fullest extent permitted by applicable Law, Maker hereby waives and renounces for itself, its successors and assigns, all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, redemption, appraisement, or exemption and homestead laws now provided, or which may hereafter be provided, by the laws of the United States and of any state thereof against the enforcement and collection of the obligations evidenced by this Note.

(g) If this Note is placed in the hands of attorneys for collection or is collected through any legal proceedings, Maker promises and agrees to pay, in addition to the principal, interest and any other sums due and payable hereunder, all reasonable costs incurred by Lender to collect, or attempt to collect this Note, including all reasonable attorneys’ fees and disbursements actually incurred by the Lender.

(h) To the fullest extent permitted by applicable law, except as otherwise provided in the Loan Agreement or any of the other Loan Documents, (i) all parties now or hereafter liable with respect to this Note, whether Maker, principal, surety, guarantor, endorsee or otherwise hereby severally waive presentment for payment, demand, notice of nonpayment or dishonor, protest and notice of protest, and (ii) no failure to accelerate the indebtedness evidenced hereby, acceptance of a past due installment following the expiration of any cure period provided by this Note, any Loan Document or applicable law, or indulgences granted from time to time shall be construed (A) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Payee thereafter to insist upon strict compliance with the terms of this Note, or (B) to prevent the exercise of such right of acceleration or any other right granted hereunder or by the laws of the State.

(i) THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(j) Notwithstanding anything to the contrary that may be set forth hereinabove or in the Loan Agreement, this Note restates and supersedes in their entirety the Original Note and the First Amended and Restated Note dated April 19, 2013 and March 25, 2014, respectively (collectively, the “Previous Notes”) and on Borrower’s execution and delivery to Payee of this Note, the Previous Notes shall cease to be of any further force or effect and shall no longer evidence any indebtedness of Maker to Payee. It is a condition precedent to the effectiveness of this Note that Lender shall have delivered to Borrower, to the extent not previously delivered to Borrower, the Original Note and the First Amended and Restated Note that were manually signed by Borrower. This Note does not constitute a novation.

(k) THIS NOTE AND THE OTHER LOAN DOCUMENTS (AS AMENDED OR AMENDED AND RESTATED BY THE FIRST AMENDMENT AGREEMENT AND AS FURTHER AMENDED OR AMENDED AND RESTATED BY THE SECOND AMENDMENT) REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS AGREEMENT (WHETHER WRITTEN OR ORAL) BETWEEN PAYEE AND BORROWER WITH RESPECT TO, THE SUBJECT MATTER OF THIS NOTE AND OF SUCH LOAN DOCUMENTS.

[Signature page follows.]

Maker has delivered this Note as of the day and year first set forth above.

MAKER:

FIRST FOUNDATION INC.,
a California corporation

By:	/s/ JOHN MICHEL
Name: John Michel
Title: Chief Financial Officer

Signature Page to Second Amended

and Restated Promissory Note